Exhibit 99.1

PRESS RELEASE

SOUTH COUNTY BANK REPORTS THIRD QUARTER 2003 RESULTS

October 22, 2003 – South County Bank, a wholly owned subsidiary of CalWest Bancorp (OCTBB – CALW) reported financial results for the nine months ended September 30, 2003. The Bank’s net income decreased by 20.1% to $522,000 compared to net income of $653,000 as of September 30, 2002.  However, on a pre-tax basis, income as of September 30, 2003 increased by 6.1% to $572,000 compared to $539,000 as of September 30, 2002.

On a consolidated basis, CalWest Bancorp reported $471,000 net income as of September 30, 2003 or $0.44 per common share on a fully diluted basis. CalWest Bancorp became a bank holding company for South County Bank during the third quarter of 2003 and, as a result, has no prior comparative consolidated financial information.

South County Bank’s total assets increased 49.6% to $111.5 million as of September 30, 2003 from $74.5 million as of September 30, 2002.  Total deposits increased 52.3% to $99.9 million as of September 30, 2003 compared to $65.6 million as of September 30, 2002.  Total loans increased 32.4% to $66.9 million as of September 30, 2003 from $50.6 million as of September 30, 2002.

Total shareholders’ equity increased 38.7% to $10.9 million as of September 30, 2003 from $7.9 million as of September 30, 2002.  In September 2003, CalWest Bancorp closed a Trust Preferred transaction for $3 million and it transferred $2.2 million to South County Bank as tier 1 capital.

On a consolidated basis, CalWest Bancorp total assets were $111.6 million as of September 30, 2003.  Total shareholders’ equity was $8.7 million as of September 30, 2003.

“South County Bank’s growth in earning assets, deposits and equity continues to exceed our expectations,” said Thomas E. Yott, President and CEO of South County Bank. “The Bank started recording tax expense in third quarter 2003 that caused net income to decline compared to third quarter results in 2002”.

Forward Looking Comments:  The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Bank.  There can be no assurance that future developments affecting the Bank will be those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.

SOUTH COUNTY BANK

CONDENSED BALANCE SHEET

(UNAUDITED)

	SEPTEMBER 30 2003	SEPTEMBER 30, 2002	% CHANGE
CASH AND DUE FROM	$6,776,000	$4,168,000	62.57%
FEDERAL FUNDS SOLD	22,435,000	12,795,000	75.34%
INVESTMENTS	14,143,000	5,715,000	147.47%
LOANS AVAILABLE FOR SALE	5,024,000	12,116,000	-58.53%
LOANS NET OF DISCOUNT	61,926,000	38,448,000	61.06%
LESS: ALLOWANCE FOR LOAN LOSSES	616,000	491,000	25.46%
OTHER ASSETS	1,788,000	1,761,000	1.53%

TOTAL ASSETS	$111,476,000	$74,512,000	49.61%

NONINTEREST BEARING DEPOSITS	$39,589,000	$21,228,000	86.49%
INTEREST BEARING DEPOSITS	60,405,000	44,410,000	36.02%
TOTAL DEPOSITS	99,994,000	65,638,000	52.34%
SUBORDINATED DEBT	114,000	114,000	100.00%
OTHER LIABILITIES	387,000	841,000	-53.98%
TOTAL LIABILITIES	$100,495,000	$66,593,000	50.91%

COMMON STOCK	$11,706,000	$9,506,000	23.14%
UNDIVIDED PROFITS	(720,000)	(1,586,000)	-54.60%
OTHER COMPREHENSIVE INCOME	(5,000)	(1,000)	400.00%
TOTAL SHAREHOLDERS’ EQUITY	$10,981,000	$7,919,000	38.67%
TOTAL LIABILITIES AND EQUITY	$111,476,000	$74,512,000	49.61%

TIER 1 LEVERAGE RATIO	10.09%	11.56%
TIER 1 RISK BASED CAPITAL RATIO	14.35%	14.00%
TOTAL RISK BASED CAPITAL RATIO	15.27%	15.07%

SOUTH COUNTY BANK

CONDENSED STATEMENT OF EARNINGS

(UNAUDITED)

	FOR THE SIX MONTHS ENDED
	SEPTEMBER 30 2003	SEPTEMBER 30 2002	% INCREASE
INTEREST INCOME	$3,562,000	$2,911,000	22.4%

INTEREST EXPENSE	833,000	944,000	-11.8%

NET INTEREST INCOME	2,729,000	1,967,000	38.7%

PROVISION FOR LOAN LOSSES	163,000	143,000	14.0%

NONINTEREST INCOME	1,470,000	1,283,000	14.6%

NONINTEREST EXPENSE	3,464,000	2,568,000	34.9%

PRE TAX INCOME	572,000	539,000	6.1%

INCOME TAXES	50,000	(114,000)	-143.9%

NET INCOME	$522,000	$653,000	-20.1%

Contact:

South County Bank, Santa Margarita

Najam Saiduddin, 949/766-3000

Source: South County Bank